Exhibit 10.31

interWAVE Communications, Inc.

312 Constitution Drive, Menlo Park, CA 94025

Tel: (650) 838-2000  Fax: (650) 321-6250

June 2, 2003

Employment Agreement

Cal Hoagland

interWAVE Communications

Dear Cal,

The following employment terms supercede and replace all previous oral and/or written agreements between interWAVE Communications International Ltd. (Company), its subsidiaries and all affiliated entities and Cal Hoagland, except for the change in control provisions contained in your offer letter.

With informed review and consent of mutual parties, this agreement will be effective upon signatures of the Chairman of the Executive Committee and yourself.

a. Title	Senior Vice President & Chief Financial Officer

b. Reporting	Chief Executive Officer (CEO) & Audit Committee of the Board of Directors

c. Responsibilities

Senior Vice President & Chief Financial Officer responsible for all financial activities of the Company, including financial statements, internal controls, reporting both internal and external, industrial & public relations to the press and investment community, and the financial integrity of all of the Company’s financials and communications to regulatory bodies and shareholders.

In addition, responsible for the Legal, IT, Human resources, and Facilities functions within the Company.

d. Employee Status	Full time employee

e. Compensation

$8,654.00 per biweekly pay period or the then current biweekly salary less applicable withholdings and deductions.  In addition, any and all compensation earned as a result of MBO or a Management Incentive Plan.

h. Severance	In the event of termination without Cause(1), the following compensation has been approved:

(1) Continuation of salary.  The equivalent of nine (9) months of then current base salary to be divided into nineteen and a half (19.5) payments paid in regular biweekly payroll periods over a period of nine months beyond the last day of active employment up to the effective date of termination.

(2) Benefits coverage (medical, dental and vision) at the level of coverage then in effect for a period of nine (9) months beyond the last day of active employment up to the effective date of termination.

(3) Continued stock vesting for a period of one (1) year which includes the period of salary and benefit continuation cited in (1) and (2).

(4) The Company will continue to provide Officers indemnification, including the term served as Vice President & Chief Financial Officer and in any other capacities, subject to the terms and conditions of the Company’s Directors and Officers Insurance Policy and Indemnification Agreement for the term of your employment and the period noted in (1).

(5) In addition, Company will apply any other exit policy and benefits as are then current and applicable to an employee of the Company.

In the event of termination for Cause(1), the Company shall not have any obligations for payments, benefits, damages awards or compensation to you other than as provided by your then existing compensation plan and employee plans or polices at the time of termination.

(1)   The term “Cause” means (i) willful misconduct in the performance of your duties as a Company employee (other than the result of disability) that has resulted or is likely to result in substantial and material damage to the Company; (ii) commission of any act of fraud with respect to the Company; or (iii) conviction of a felony or crime involving moral turpitude, either of which causes material harm to the business and affairs of the Company. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company.  In addition, for “cause” to exist, the Board of Directors must determine that your act or omission was the result of demonstrable misconduct that is materially injurious to the Company.

Assumption by Successor.  This Agreement shall be binding upon the successors and assigns of the parties hereto, including any acquirer of the capital stock of the Company whether by merger, consolidation, reorganization or other similar business combination transaction.  In the event of sale of all or substantially all of the assets of the Company, the Company shall use all commercially reasonable efforts to cause the acquirer to assume this Agreement and the obligations of the Company hereunder.

At-Will Employment.  Notwithstanding termination and the terms of severance above, you should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at anytime, for any reason or for no reason.  Similarly, the Company is free to terminate your employment or demote, promote, or change your compensation, benefits, duties or location of work at any time, for any reason or for no reason.  In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

Confidentiality.  You shall continue to be governed by the terms of the Employment & Proprietary Agreement, Non-Disclosure and Confidentiality Agreement and Indemnification Agreement between the Company and yourself during your employment with the Company and any subsequent period covered in these agreements.  You should advise the CEO in writing of any conflict or potential conflict or submit to the CEO for determination of any potential conflict of interest during your employment and covered subsequent period.

All other terms and conditions of employment remain the same.  There shall be no amendment to these employment terms and conditions unless by mutual written consent of the parties.

I hope that you will accept the terms and we can work to further the goals and ensure the success of the Company.

Sincerely,

/s/ William Gibson	6/3/03
William Gibson	Date
Chairman of the Executive Committee and on behalf of the Board of Directors

☒ I have received and reviewed the terms of this Employment Agreement.

☒ I accept the terms of this Employment Agreement.

/s/ Cal Hoagland	6/2/03
Cal Hoagland	Date

CC: Board of Directors
HR